FOX LAW OFFICES, P.A.
4590 NW INDIAN OAK COURT
JENSEN BEACH, FLORIDA, 34957
Telephone:  (772) 692-7780

November 28, 2010

Mobile Data Corp
2033 Gateway Place, 5th Floor
San Jose, California  95110

Re:  Mobile Data Corp.
Status of Shares being Registered on Form S-1

Gentlemen:

We have acted as special securities counsel to Mobile Data Corp. (the “Company”), a Nevada corporation, in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”) covering (1) the sale by the Company of 3,000,000 shares of the Company’s common stock and (2) the resale by selling stockholders of up to 6,075,628 shares of the Company’s common stock, as further described in the Registration Statement.

In connection with this opinion, we have examined the following:

1.         The Company’s Articles of Incorporation;
2.         The Company’s By-Laws;
3.         Resolutions of the Board of Directors of the Company pertaining to the registered shares;
4.         The Registration Statement, including the constituent Prospectus; and
5.         Financial records relating to the original issuance of the shares being registered for resale.

In addition, we have examined such other documents and made such oral inquiries as we have deemed necessary or appropriate for the opinions herein.

We have assumed that the signatures on all documents examined by us are genuine, that all copies or facsimiles or documents submitted to us are true and correct copies of the originals and conform to the originals, and that the book entries in the financial records are accurate, which assumptions have not been independently verified.

We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary

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Mobile Data Corp.
November 28, 2010

to render this opinion with respect to a Nevada corporation.  This opinion letter is opining upon, and is limited to, the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws or such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

Based upon the foregoing and such legal authorities as have deemed relevant, and subject to the qualifications and assumptions set forth above, we are of the opinion that:
1.         when issued and sold as provided in the Registration Statement, the 3,000,000 shares of common stock being sold by the Company will be validly authorized and issued, and fully paid and non-assessable; and
2.         the 6,075,628 shares registered for resale by the selling stockholders have been duly and validly authorized and issued, and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,
FOX LAW OFFICES, P.A.

/s/ Richard C. Fox

By:  Richard C. Fox, Esq.

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